Exhibit 10.01

THIRD AMENDMENT TO CREDIT AGREEMENT

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation (the "Company") and  FIFTH THIRD BANK, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation (the "Bank"), being parties to that certain Credit Agreement dated as of September 30, 2009, as previously amended (collectively, the "Agreement"),  agree to further amend the Agreement by this Third Amendment to Credit Agreement (this "Amendment") as follows.

1.           DEFINITIONS.  All defined terms used herein which not otherwise defined in this Amendment shall have their respective meanings set forth in the Agreement.

(a)	Amended Definitions. The following definitions appearing under Section 1 of the Agreement are hereby amended and restated in their respective entireties as follows:

•
“Loan Document” means any of this Agreement, the Revolving Note, the Guaranties, the Security Agreement, the Guarantor Security Agreements, all Reimbursement Agreements, and any other instrument or document which evidences or secures the Loan, or which expresses an agreement as to terms applicable to the Loan, and in the plural means any two or more of the Loan Documents, as the context requires.

•
"Obligations" means all obligations of the Company in favor of the Bank of every type and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including but not limited to:  (i) all of such obligations on account of the Loan, including any Advances made pursuant to any extension of the Commitment beyond the initial Revolving Loan Maturity Date or pursuant to any other amendment of this Agreement; (ii) all obligations of the Company to reimburse the Bank in the amount of all drawings under the Letters of Credit; (iii) all Rate Management Obligations; and (iv) all other obligations arising under any Loan Document as amended from time to time.

(b)	New Definitions. The following new definitions are hereby added to Section 1 of the Agreement as follows:

•	"Letter of Credit" is used as defined in Section 2(a)(vi) herein.
•	“Reimbursement Agreement” is used as defined in Section 2(a)(vi) herein.

•
"Third Amendment" means that certain agreement entitled "Third Amendment to Credit Agreement" entered into by and between the Company and the Bank dated as of  October 13, 2010, for the purpose of amending this Agreement.

2.           SUBFACILITY FOR LETTERS OF CREDIT.  In order to add a subfacility to the Agreement for the issuance of letters of credit,  Section 2(a)(i) is hereby amended and restated in its entirety and new Section 2(a)(vi) is added to the Agreement, as follows:

(i)
The Commitment -- Use of Proceeds.  From this date and until the Revolving Loan Maturity Date, the Bank agrees to make Advances (collectively, the “Revolving Loan”) under a revolving line of credit from time to time to the Company of amounts not exceeding in the aggregate at any one time outstanding (i) Thirty Million and 00/100 Dollars ($30,000,000.00),  minus  (ii) (A) the aggregate amount of all amounts available to drawn under all issued and outstanding Letters of Credit, plus (B) the aggregate amount of all amounts drawn under Letters of Credit and paid by the Bank which have not yet been reimbursed to the Bank.  Proceeds of the Revolving Loan may be used by the Company only for working capital and general corporate purposes.

(vi)
Standby and Commercial Letters of Credit.  At any time that the Company is entitled to an Advance under the Revolving Loan, the Bank shall, upon the application of the Company, issue for the account of the Company a standby or commercial letter of credit (each a "Letter of Credit") in an amount not in excess of the maximum Advance that the Company would then be entitled to obtain under the Revolving Loan, provided that (A) the total amount of all Letters of Credit which are outstanding at any time shall not exceed $5,000,000.00, (B) the maturity date of all Letters of Credit shall be subject  to the provisions of Section 2(a)(vi)(2) below, (C) the form of each requested Letter of Credit shall be satisfactory to the Bank in the reasonable exercise of the Bank's discretion, and (D) the Company shall have satisfactorily executed an application and reimbursement agreement for each Letter of Credit (each  a "Reimbursement Agreement") on the Bank's standard form.  While any Letter of Credit is outstanding the maximum amount of Advances which may be outstanding under the Revolving Loan shall be reduced by the maximum amount available to be drawn under the Letter of Credit.  The following provisions shall apply to all Letters of Credit:

1.
Commissions and Transaction Fees. The Company shall pay the Bank a commission for each Letter of Credit issued at the Bank’s prevailing rates at the time of issuance. The Company shall pay the Bank's standard transaction fees with respect to any transactions occurring on account of any Letter of Credit.  Commissions shall be payable when the related Letters of Credit are issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged.  All such commissions and fees may be debited by the Bank to any deposit account of the Company carried with the Bank without further authority, and in any event, shall be paid by the Company within ten (10) days following billing.

2.
Maturity Date of Letters of Credit.  No Letter of Credit shall have a maturity date beyond the Revolving Loan Maturity Date, and the issuance of any Letter of Credit with a maturity date beyond the Revolving Loan Maturity Date shall be entirely at the discretion of the Bank. All outstanding Letters of Credit with a maturity date beyond the Revolving Loan Maturity Date shall be secured with cash collateral deposited with the Bank promptly upon the Bank determining that it will decline to renew the current Revolving Loan Maturity Date.  The Company agrees to execute and deliver to the Bank any and all deposit account control agreements and other documentation that the Bank may reasonably require in conjunction with the pledge of cash collateral to secure a Letter of Credit pursuant to this provision.

3.           REPRESENTATIONS AND WARRANTIES.  In order to induce the Bank to enter into this Amendment, the Company affirms that the representations and warranties contained in the Agreement are correct as of the date of this Amendment, except that (i) they shall be deemed to also refer to this Amendment as well as all documents named herein and, (ii) Section 3(d) of the Agreement shall be deemed also to refer to the most recent audited and unaudited financial statements of the Company delivered to the Bank.

4.           EVENTS OF DEFAULT.  The Company certifies to the Bank that no Event of Default or Unmatured Event of Default under the Agreement, as amended by this Amendment, has occurred and is continuing as of the date of this Amendment.

5.           CONDITIONS PRECEDENT.  As conditions precedent to the effectiveness of this Amendment, the Bank shall have received the following contemporaneously with execution and delivery of this Amendment, each duly executed, dated and in form and substance satisfactory to the Bank:

(i)	This Amendment duly executed by the Company and the Bank.

(ii)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "A" duly executed by Steak n Shake Enterprises, Inc.

(iii)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "B" duly executed by Steak n Shake, LLC.

(iv)
Resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance, respectively, of this Amendment and all other Loan Documents provided for in this Amendment to which the Company is a party, certified by the Secretary of the Board of Directors of the Company as being in full force and effect and duly adopted as of the date of this Amendment.

(v)
The Certificate of the Secretary of the Board of Directors of the Company certifying the names of the officer or officers authorized to execute this Amendment and all other Loan Documents provided for in this Amendment to which the Company is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(vi)
Resolutions of the Board of Directors of Steak n Shake Enterprises, Inc. authorizing the execution, delivery and performance, respectively, of its Reaffirmation of Guaranty Agreement and the other Loan Documents provided for in this Amendment to which Steak n Shake Enterprises, Inc. is a party, certified by the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. as being in full force and effect and duly adopted as of the date of this Amendment.

(vii)
The Certificate of the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. certifying the names of the officer or officers authorized to execute of its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which Steak n Shake Enterprises, Inc. is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(viii)
Resolutions of the Board of Directors of Steak n Shake Operations, Inc.,  the sole member of Steak n Shake, LLC, authorizing the execution, delivery and performance, respectively, of the Reaffirmation of Guaranty Agreement to be executed by Steak n Shake, LLC and all other Loan Documents provided for in this Amendment to which Steak n Shake, LLC is a party, certified by the Secretary of the Board of Directors of Steak n Shake Operations, Inc. as being in full force and effect and duly adopted as of the date of this Amendment.

(ix)	Such other documents as the Bank may reasonably request.

6.           PRIOR AGREEMENTS.  The Agreement, as amended by this Amendment, supersedes all previous agreements and commitments made or issued by the Bank with respect to the Loans and all other subjects of this Amendment, including, without limitation, any oral or written proposals which may have been made or issued by the Bank.

7.           EFFECT OF AMENDMENT.  The provisions contained herein shall serve to supplement and amend the provisions of the Agreement.  To the extent that the terms of this Amendment conflict with the terms of the Agreement, the provisions of this Amendment shall control in all respects.

8.           REAFFIRMATION.  Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect as originally written and as previously amended.

9.           COUNTERPARTS.   This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall be one and the same agreement.

IN WITNESS WHEREOF, the Company and the Bank have executed and delivered this Third Amendment Credit Agreement in Indiana by their respective duly authorized officers as of October 13, 2010.

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation

By:	/s/ William J. Krummen
William J. Krummen, Vice President

SCHEDULE OF EXHIBITS

Exhibit "A"	-	Reaffirmation of Guaranty Agreement (Steak n Shake Enterprises, Inc.)

Exhibit "B"	-	Reaffirmation of Guaranty Agreement (Steak n Shake, LLC)